Exhibit 99.1

For Immediate Release	Contact:	Gayatri Narayanan (Investors)
Edelman
212-704-4577
gayatri.narayanan@edelman.com
Kellie Hotz (Media Inquiries)
Edelman
312-240-2701
kellie.hotz@edelman.com

CRYO-CELL INTERNATIONAL, INC. REPORTS FIRST QUARTER 2009 RESULTS

Company Reports Quarterly Net Income of $536,000

OLDSMAR, Fla. – April 9, 2009 – Cryo-Cell International, Inc. (OTC Bulletin Board Symbol: CCEL) (the “Company”), one of the world’s largest and most established family cord blood banks, today announced results for the first quarter ended February 28, 2009. Consolidated revenues for the first quarter of fiscal 2009 were approximately $3.9 million compared to approximately $4.2 million for the first quarter of fiscal 2008. The Company reported net income in the first quarter of fiscal 2009 of approximately $536,000, or $0.05 per basic common share, compared to a net loss of approximately ($247,000), or ($0.02) per basic common share, in the first fiscal quarter of fiscal 2008. The net income in the first quarter of fiscal 2009 is primarily the result of a 23% decrease in marketing, general and administrative expenses and a 23% decrease in cost of sales.

The Company recognized approximately $338,000 in licensee income for the first quarter of fiscal 2009, compared to approximately $183,000 for the same period in 2008. Of the licensee income for the first quarter of fiscal 2009, $100,000 was related to an installment of a non-refundable up-front license fee from the licensee of the Company’s U-Cord program in Venezuela. The remaining approximately $238,000 is royalty income earned on subsequent processing and storage of specimens in geographical areas where the Company has license agreements, and from the sale of sub-license agreements by licensees. Licensee income for the same period in 2008 consisted of approximately $183,000 of royalty income earned on the subsequent processing and storage of specimens in geographical areas where the Company has license agreements, and from the sale of sub-license agreements by licensees.

As of February 28, 2009, the Company had approximately $5.7 million in available cash, cash equivalents, marketable securities and other investments. The Company had no long-term debt at the end of the quarter.

“We are clearly encouraged by Cryo-Cell’s performance in the first quarter of fiscal 2009, which represents the Company’s second consecutive quarter of recurring profitability,” stated Mercedes Walton, Chairman and CEO. “Despite the weakness in the U.S. economy and its impact on discretionary consumer spending, Cryo-Cell is pleased to deliver first quarter 2009 earnings of $536,000 and gross margins of 71%. In addition, recent public policy developments on stem cell research have helped generate heightened public awareness on the enormous benefits and potential stem cells offer. This increased awareness, in turn, may have potentially contributed to the 92% increase in the Company’s first quarter 2009 pipeline of prospective clients when compared to the same period in 2008. We believe that growing public interest will offer greater opportunity to help discover better treatments and cures for millions of Americans suffering from debilitating disorders such as stroke, heart disease, diabetes, breast cancer, Alzheimer’s and Parkinson’s.”

“We are also pleased with the progress we have made with the commercialization of the exclusive ground-breaking service, C’elle, which is based on Cryo-Cell’s expansive IP technology portfolio. This innovative and proprietary service is available both as a standalone product and as a uniquely differentiated “Protect Baby, Protect Mom”® bundle with our signature U-Cord® product. In addition, we are optimistic about the progress of our promising pipeline of research collaborations, which are focused on the development of potential breakthrough therapies that utilize Cryo-Cell’s patent-pending stromal menstrual stem cell technology.”

“Cryo-Cell continues to make substantial progress both strategically and operationally. Our momentum is strong, and we anticipate that shareholder value will increasingly reflect the Company’s solid performance and growing enterprise value, potentially driven in part by a loyal and emerging base of over 175,000 clients worldwide; Cryo-Cell’s expansive IP portfolio and independently funded R&D pipeline; in addition to the Company’s progressive global leadership in stem cell innovation,” Walton concluded.

About Cryo-Cell International, Inc.

Based in Oldsmar, Florida, with over 175,000 clients worldwide, Cryo-Cell is one of the largest and most established family cord blood banks. ISO 9001:2000 certified and accredited by the AABB, Cryo-Cell operates in a state-of-the-art Good Manufacturing Practice and Good Tissue Practice (cGMP/cGTP)-compliant facility. In November 2007, the Company launched C’elle (pronounced “C-L”), the world’s first-ever commercial service allowing women to cryopreserve their own menstrual stem cells. Cryo-Cell is a publicly traded company. OTC Bulletin Board Symbol: CCEL. Expectant parents or healthcare professionals may call 1-800-STOR-CELL (1-800-786-7235) or visit www.cryo-cell.com. For more information about C’elle visit http://www.celle.com.

Forward-Looking Statement

Statements wherein the terms “believes”, “intends”, “projects”, “anticipates”, “expects”, and similar expressions as used are intended to reflect “forward-looking statements” of the Company. The information contained herein is subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements or paragraphs, many of which are outside the control of the Company. These uncertainties and other factors include the ultimate success of the Company’s pipeline of research collaborations, the actual strength of its momentum, actual future shareholder value, the loyalty and future growth of its clients, the success related to its IP portfolio, the Company’s future competitive position in stem cell innovation and those risks and uncertainties contained in risk factors described in documents the Company files from time to time with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any Current Reports on Form 8-K filed by the Company. The Company disclaims any obligations to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements.